Exhibit 99.1

China New Media Announces Third Quarter Fiscal 2010 Financial Results

•	Third Quarter Revenue Increased 95.7% Year-over-Year to $4.12 million
•	Nine Months Revenue Increased 79.3% Year-over-Year to $11.3 million
•	Third Quarter Net Income Increased 70.6% Year-over-Year to $1.41 million
•	Nine Months Net Income Increased 47.1% Year-over-Year to $3.64 million
•	Net cash provided by operating activities in the nine-month periods ended March 31, 2010 increased 228% to $2.92 million compared with $0.89 million for the same period in 2009
•	Cash balance at the end of the third quarter was $1.93 million, an increase of 1,211.8% over cash balance at the end of the third quarter 2009

DALIAN, China, May 17, 2010 – (GLOBE NEWSWIRE) – China New Media Corporation (OTCBB: CMDI), a fast-growing advertising company operating the largest outdoor media network in Dalian, China, today announced its financial results for the third fiscal quarter ended March 31, 2010.

“Our business remains strong and growing, and we are excited to announce that our third quarter revenue almost doubled third quarter revenue in fiscal 2009. We have achieved this high growth by investing heavily in our infrastructure and aggressively seeking new contracts, said James Wang, Chief Executive Officer of China New Media. “We continue to focus on building brand recognition to earn new clients and to foster client loyalty with our existing customer base, which has increased from 562 to 1,567 during the past nine months. The urbanization and revitalization of China’s industrial cities is aligned with our mission to bring the most technically innovative outdoor advertising to the streets of the most populous cities of Northern China, including Dalian, Tianjin, Shenyang, and Beijing where we are now established.”

“We believe our strong performance demonstrates the effectiveness of our business strategy of aggressively expanding our media platform into Qingdao, Shanghai, and other major cities of China, and to penetrate further into the markets where we are established. With revenues generated from our City Navigator and our dominant position in Dalian, we expect to see continued growth in 2010.”

FINANCIAL HIGHLIGHTS

-- Total revenues grew 95.7% year-over-year to $4.12 million in the three-month period ended March 31, 2010.
-- Net income for the third quarter grew to $1.41 million or $0.05 per basic share and $0.04 per diluted share, representing 70.6% growth over the same period of last year.
-- Net cash provided by operating activities increased 227.8% to $2.92 million over $0.89 million in the nine-month periods ended March 31, 2010 and 2009, respectively.
-- The Company’s cash balance at the end of the third quarter was $1.93 million, an increase of 1,211.8% over their cash balance at the end of their third quarter 2009.

THIRD QUARTER RESULTS

For the three months ended March 31, 2010, net revenues increased to $4.12 million as compared to revenues of $2.10 million during the three months ended March 31, 2009, an increase of $2.01 million, or 95.7%. The increase was attributable to an increase in sales to both new and existing customers in 2010. The Company rapidly expanded the scope of its advertising network, obtained additional desirable locations in Dalian, created new advertising media platforms, and continued efforts to expand its client base in Shenyang and Tianjin.

During the three months ended March 31, 2010, gross profit for the third quarter of fiscal year 2010 totaled $2.59 million, an increase of 108.4% from $1.24 million in the same quarter of fiscal year 2009. Gross profit margin was 62.8% fro the third quarter of fiscal year 2010, up from 59.0% a year ago.

Selling, general and administrative expenses totaled $0.574 million during the three months ended March 31, 2010 as compared to $0.341 million for the three months ended March 31, 2009. The increase in selling, general and administrative expenses was mainly attributed to an increase in payroll and administrative costs which was in line with the increase in revenue.

Operating income for the third quarter of fiscal year 2010 was $2.01 million, up 123.5% from $0.90 million in the third quarter of fiscal year 2009. Operating margin was 48.9%, compared to 42.8% in the same quarter of fiscal year 2009.

Net income attributable to the Company increased to $1.33 million for the three months ended March 31, 2010, as compared with $0.818 million during the three months ended March 31, 2009, an increase of 62.1%. The increase in net income was a result of the Company’s increased revenue and improvements in cost-control efforts.

NINE MONTHS RESULTS

Revenues from the sale of outdoor advertising on the Company’s advertising network in the Dalian and Shenyang Districts are generated in the following categories: (1) Street Fixture and Display Network, (2) City Transit System Display Network, (3) Outdoor Billboards, (4) City Navigator, (5) Other service income including construction and design services.

During the nine months ended March 31, 2010, revenues increased to $11.3 million, as compared with $6.31 million during the nine months ended March 31, 2009, an increase of approximately $5.0 million, or 79.3%, due to continued growth in demand and sales to existing and new customers, as well as expanded advertising media platforms. Nine-month revenues for the Dalian District totaled $10.80 million, or 95.5% of total revenue, and nine-month revenues for the Shenyang District totaled $514,141. The Company’s advertising network has been expanded quickly. In addition, the Company has obtained more desirable locations in Dalian for advertisements, created new media platforms and continued its efforts to expand its client base.

Gross profit increased 85.2% to $6.89 million in the nine months ended March 31, 2010 compared with $3.72 million during the nine months ended March 31, 2009. The major reasons for the dramatic increase of gross profit from 2008 to 2009 are as follows: (1) Increased usage of advertising space as the Company has secured more popular locations and has raised more brand awareness among its customers; (2) the realization of more profits on some of the Company’s new advertising channels, such as large-screen LED billboards, due to lower maintenance costs and higher fees charged. Gross margin was 60.9% and 59.0% for the nine months ended March 31, 2010 and 2009, respectively.

Operating income for the first nine months of fiscal year 2010 rose 86.7% to $5.04 million compared to $2.70 million for the first nine months of fiscal year 2009.

As a result of the factors described above, net income attributable to the Company increased to $3.37 million for the nine months ended March 31, 2010, compared with $2.45 million for the nine months ended March 31, 2009. The increase in net income was mainly attributed to an increase in revenue and company efforts to control costs.

Also, as a result of a currency translation adjustment gain, comprehensive income was $3.37 million for the nine months ended March 31, 2010, compared with $2.46 million for the nine months ended March 31, 2009. The change is due to the currency exchange fluctuation.

Financial Condition

As of March 31, 2010, the Company has cash and cash equivalents of $1.93 million, an increase of $1.79 million for June 30, 2009. Presently, the Company’s principal sources of liquidity were generated from its operations and through bank loans. As of March 31, 2010, although the Company had a working capital deficit of $1.01 million as compared to a working capital deficit of $3.97 million as of June 30, 2009, it was still able to generate $3.37 million of net income attributable to the Company. Its operations have produced a positive cash flow of $2.92 million for the nine months ended March 31, 2010, as compared to a positive operating cash flow of $0.89 million for the same period ended March 31, 2009. Increases in net income and taxes payable contributed to increased cash flows from operations. These increases were offset by a rise in deferred revenues and an increase in advances to suppliers.

Cash used in investing activities was $5.53 million for the nine months ended March 31, 2010 as compared to $3.03 million for the nine months ended March 31, 2009. The Company has invested heavily in building infrastructure, including spending on the purchase and installation of its new products, City Navigator and Mega-screen LEDs.

For the nine months ended March 31, 2010, the Company financed a total amount of $4.40 million through bank loans and capital contributions, as compared to $2.16 million provided by financing activities for the nine months ended March 31, 2009. The increase was primarily due to proceeds from capital contributions of $4.29 million, partially offset by repayment of short-term bank loans.

RECENT DEVELOPMENTS

In Febrary 2010, the Company entered into a cooperation agreement with Beijing Shidai Lianxin Cultural Propagation Co. Ltd. to cooperate on the “Strait Hundred-Screen Information Display Network” Project (“Hundred Screen Project”), which entails the installation of around 100 large-size LED screens throughout core commercial zones, central business districts, airports and surrounding areas of Beijing. Subsequently, the Company set up a new subsidiary in Beijing - Vastitude (Beijing) Technology Co., (“Beijing Company”) to facilitate the launch of the Hundred Screen Project. The installation of around 100 LED Screens in various business centers in Beijing will be used primarily for commercial advertisement, and the remaining time slots will broadcast culture information between Mainland and Taiwan.

In March 2010, the Company entered a strategic alliance agreement with Liaoning Daily Press Group, a newspaper giant in Northeast China, for plans to install and operate five mega-sized LED screens in the key business districts in Shenyang and Shenyang North Railway Stations.

BUSINESS OUTLOOK

Dalian Vastitude Media Group Co., Ltd. (“V-Media”), now known as China New Media Corp., is a fast-growing outdoor media company in China. Through the contractual arrangements between V-Media and its subsidiaries and Dalian Guo-Heng Management and Consultation Co., Ltd., a consolidated affiliate entity of the Company, China New Media operates one of the largest outdoor advertising networks in northeast China with strong market presence in Dalian and Shenyang, the two most popular commercial cities in Northeast China.

China New Media provides clients with advertising opportunities through a diverse media platform which includes three major proprietary channels: (1) Street Fixture and Display Network, which includes bus and taxi shelters; (2) Mobile advertisement displayed on mass city transit systems, which includes displays on city buses and metro-trains; and (3) Billboard displays along city streets and highways.

The Company has experienced sustainable business growth in the recent years as a result of the commercial launch of its outdoor advertising network. The number of bus and taxi shelters on which the Company operates and carries advertisements increased from 579 as of June 30, 2009 to 654 as of March 31, 2010. For the same period, the number of buses that carry its mobile advertisements increased from 330 to 338; the number of mobile displays through Dalian metro-trains increased from 16 to 28. The Company also added four mega-screen (approximately 1,076 square feet to 6,674 square feet) LED billboards and eight metal billboards in downtown business districts, which doubled advertising space and time slots in its outdoor billboard network.

All amounts herein are expressed in U.S. dollars. This notice is qualified in its entirety by reference to the company's financial statements and accompanying management discussion and analysis, which are accessible on the SEC’s website at www.sec.gov.

About China New Media Corp.

Founded in September 2000, Dalian Vastitude Media Group Co., Ltd., now known as China New Media Corp., is headquartered in Dalian, the commercial center of Northeastern China. The company owns and operates the city’s largest outdoor media network encompassing over 600 bus shelters furnished with billboards and displays; 130 taxi stops with displays; and 13 large-size billboards, including 3 large-size LED displays at major traffic conjunctions. The company also furnishes more than 400 buses with advertising posters and 28 metro-trains throughout Dalian Metro Lines. China New Media provides comprehensive adverting services from art design to ad publishing, from daily maintenance to technical upgrading. Launched in Dalian in 2009, China New Media’s proprietary LED multimedia display network, City Navigator®, is one of the country’s first web-based outdoor advertising network.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements", including statements regarding the Company's ability to meet its obligations under its various contracts; the timeliness of payments and other economic benefits the Company expects to receive under such contracts; and the Company's ability to maintain its customer relationships and to maintain its ability to pursue its commercial objectives. In addition, the Company’s operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe such as risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Rita Jiang
Executive Vice President of Finance
China New Media Corp.
Tel: 646-691-5047
Email: rita.jiang@gmail.com

Investor Relations Contact:

Dave Gentry
RedChip Companies, Inc.
1-800-733-2447, Ext. 104

Or, Karl Schilling
RedChip Companies, Inc.
1-800-733-2447, Ext. 130
info@redchip.com
http://www.redchip.com

CHINA NEW MEDIA CORP.
(FORMERLY GOLDEN KEY INTERNATIONAL INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	March 31,	June 30,
	2010	2009
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$1,933,179	$147,366
Restricted cash	131,851	-
Accounts receivable, net of allowance
for doubtful accounts $62,226 and $62,183	3,231,157	3,026,031
Advance to suppliers	3,258,955	1,732,640
Other assets	154,153	55,958
Total current assets	8,709,295	4,961,995

Property, plant and equipment, net	12,600,984	7,847,350

Other assets
Security deposits	957,828	672,145
Intangible asset, net	100,669	33,843
Deferred charges	871,110	1,237,465
Total other assets	1,929,607	1,943,453

Total Assets	$23,239,886	$14,752,798

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Short term loans	$3,516,030	$2,898,682
Bank acceptance notes payable	65,926	-
Long term loan-current	586,005	585,592
Accounts payable	672,120	825,325
Deferred revenues	2,304,093	3,265,245
Taxes payable	2,170,278	819,150
Accrued expenses and other payables	87,710	73,497
Due to stockholders	315,843	468,824
Total current liabilities	9,718,005	8,936,315

Long term loans	879,008	1,171,185

Total Liabilities	10,597,013	10,107,500

Stockholders' equity
Series A Preferred Stock, $0.0001 par value, 20,000,000 shares authorized,
1,000,000 shares issued and outstanding	100	100
Common stock, $0.0001 Par value; 80,000,000 shares authorized;
27,550,701 and 26,398,634 shares issued and outstanding	2,755	2,640
Subscription receivable	-	(500,000)
Additional paid-in-capital	6,683,571	3,121,187
Accumulated other comprehensive income	37,537	33,115
Retained earnings	5,004,142	1,636,850
Total stockholders' equity	11,728,105	4,293,891
Noncontrolling interest	914,768	351,407
Total stockholders' equity	12,642,873	4,645,298

Total Liabilities and Stockholders' Equity	$23,239,886	$14,752,798

CHINA NEW MEDIA CORP.
(FORMERLY GOLDEN KEY INTERNATIONAL INC.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the nine months ended March 31,		For the three months ended March 31,
	2010	2009	2010	2009

Revenues	$11,315,601	$6,311,955	$4,117,441	$2,104,445

Cost of revenues	(4,423,059)	(2,589,829)	(1,531,246)	(863,465)

Gross profit	6,892,542	3,722,126	2,586,195	1,240,980

Selling, general and administrative expenses	(1,853,733)	(1,022,681)	(574,317)	(340,968)

Income from operations	5,038,809	2,699,445	2,011,878	900,012

Non-operating income (expenses):
Interest income	10,580	844	2,290	281
Interest expense	(180,844)	(195,651)	(99,400)	(65,231)
Other income	29,374	-	-	-
Other expenses	(4,060)	(6,332)	(3,679)	(2,111)

Total non-operating (expenses)	(144,950)	(201,141)	(100,789)	(67,061)

Income before income taxes	4,893,859	2,498,304	1,911,089	832,951

Provision for income taxes	1,256,564	25,834	504,692	8,613

Net income	3,637,295	2,472,470	1,406,397	824,338
Less: net income attribute to the noncontrolling interest	270,003	17,945	80,154	5,983

Net income attributable to China New Media Corp.	3,367,292	2,454,525	1,326,243	818,355

Other comprehensive income
Foreign currency translation gain	4,422	6,455	1,471	2,152

Comprehensive income	$3,371,714	$2,460,980	$1,327,714	$820,507

Earnings per share
Basic	$0.13	$0.09	$0.05	$0.03
Diluted	$0.12	$0.09	$0.04	$0.03
Weighted average number of shares
Basic	26,856,238	26,398,634	27,510,145	26,398,634
Diluted	27,819,139	26,398,634	29,555,377	26,398,634

CHINA NEW MEDIA CORP.
(FORMERLY GOLDEN KEY INTERNATIONAL INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the nine months ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,637,295	$2,472,470
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	717,927	466,215
Amortization of stock based compensation expense	62,500	-
Loss from disposal of property, plant and equipment	532	-
Changes in operating assets and liabilities
Accounts receivable	(202,972)	(787,350)
Other assets	(99,515)	(82,490)
Security deposit	(285,095)	(292,489)
Advance to suppliers	(1,524,487)	(1,208,708)
Deferred charges	367,080	(229,243)
Accounts payable	(153,725)	127,130
Deferred revenues	(963,069)	(104,148)
Taxes payable	1,350,014	329,504
Accrued expenses and other payables	14,156	200,178

Net cash provided by operating activities	2,920,641	891,069

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible asset	(71,664)	-
Acquisition of property, plant and equipment	(5,459,786)	(3,029,064)

Net cash used in investing activities	(5,531,450)	(3,029,064)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from capital contributions	4,292,886	875,614
Net proceeds from short-term bank loans	2,635,973	2,456,911
Repaymnet of short-term bank loans	(2,020,913)	(877,468)
Restricted cash	(131,799)	292,489
Net Proceeds from bank acceptance notes payable	219,664	-
Repayments of bank acceptance notes payable	(153,765)	(292,489)
Repayments of stockholder loan	(153,250)	(1,638)
Repayments of long-term bank loans	(292,886)	(292,489)

Net cash provided by financing activities	4,395,910	2,160,930

EFFECT OF EXCHANGE RATE CHANGE ON
CASH AND CASH EQUIVALENTS	712	2,035

NET INCREASE IN CASH & CASH EQUIVALENTS	1,785,813	24,970

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	147,366	142,665

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,933,179	$167,635

SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$93,493	$55,702
Interest paid	$180,844	$155,456

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock granted for stock-based compensation	$125,000	$-

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

SOURCE: China New Media Corp.